Exhibit 99.3

NEWS RELEASE

FOR IMMEDIATE RELEASE

AVEO Oncology Announces Strategic Restructuring

AVEO to Host Conference Call Wednesday, June 5 at 8:30 a.m. ET

CAMBRIDGE, Mass., June 4, 2013 – AVEO Oncology (NASDAQ: AVEO) today announced a strategic restructuring that will refocus the company’s efforts and resources on the ongoing clinical development of tivozanib in colorectal and breast cancer, as well as advancing key pipeline and preclinical assets. This restructuring is expected to extend the company’s cash runway for at least two years, which is beyond anticipated data read-outs from ongoing trials of tivozanib and AV-203. The AVEO management team will host a conference call at 8:30 a.m. ET on Wednesday, June 5 to discuss the restructuring and strategic direction of the company in more detail.

“As a result of the recent ODAC meeting, we believe that it is likely that tivozanib will not receive FDA approval for renal cell carcinoma or RCC,” said William J. Slichenmyer, M.D., chief medical officer of AVEO. “With the decision of our partner, Astellas, not to proceed with a European filing for tivozanib or financially support future clinical trials in RCC, AVEO has no plans at this time to pursue tivozanib development in RCC. We deeply regret the impact that this decision may have on the RCC community and wish to express our sincere gratitude to the patients and their families, investigators and nurses who have participated in our trials and supported the development of tivozanib in RCC. Tivozanib will continue to be available to those patients who remain on therapy.”

“The company intends to focus its R&D efforts on areas in oncology where the unique insights derived from AVEO’s proprietary Human Response Platform™ will allow the development of targeted agents with the potential to provide substantial clinical benefit for specific biomarker-defined patient populations that could enable a clear regulatory pathway to approval,” said Tuan Ha-Ngoc, president and chief executive officer of AVEO.

Development Update

AVEO and Astellas are continuing the BATON Phase 2 clinical trials of tivozanib in breast and colorectal cancer. The BATON-CRC study of tivozanib in patients with colorectal cancer completed patient enrollment earlier this year and results are expected in 2014. The BATON-BC study of tivozanib in triple negative breast cancer is currently enrolling patients and data results are expected in late 2014 or early 2015. Both of these trials incorporate pre-specified biomarker analyses.

AVEO intends to continue the development of AV-203, our clinical-stage ERBB3 (HER3) inhibitory antibody candidate, currently in Phase 1 with expansion cohorts in specific biomarker-defined patient populations. ERBB3 is believed to be an important biologic pathway for multiple solid tumors.

As previously announced, the company intends to focus its efforts on further ficlatuzumab development through external collaborations at this time. Ficlatuzumab is a potent hepatocyte growth factor (HGF) inhibitory antibody that blocks the HGF/c-Met pathway by binding to the HGF ligand with high affinity and specificity. Recently presented industry data have demonstrated that inhibition of this pathway can improve clinical outcomes in a variety of tumor types.

Restructuring and Reorganization

AVEO’s strategic restructuring will eliminate approximately 140 positions, or 62% of AVEO’s workforce, across the company.

“This restructuring is designed to preserve financial resources in order to support the development of AVEO’s products and pipeline,” said Mr. Ha-Ngoc. “These were very difficult decisions that were undertaken only after careful consideration. I would like to personally express my deep appreciation to the very talented and dedicated employees impacted by the restructuring for their tremendous contributions to AVEO.”

Separately, Elan Ezickson, executive vice president and chief operating officer of AVEO, has informed the company that after a transition period, he will resign effective July 31, 2013 to pursue new opportunities. Mr. Ezickson’s responsibilities in the area of corporate development, technical operations and program and alliance management will transition to Michael Bailey. Mr. Bailey, currently chief commercial officer reporting to Mr. Ezickson, will assume the new role of chief business officer reporting to Mr. Ha-Ngoc effective August 1, 2013.

“I would like to express my gratitude to Elan for his extraordinary service to the company over the past decade,” said Mr. Ha-Ngoc. “Elan was instrumental in the growth of the company, including his key role in supporting our financing activities over the last ten years and more recently in preparing the company for the anticipated commercialization of tivozanib. His business development and licensing activities have supported the development of our pipeline of products and he led the build out of key functions in the company including medical affairs, technical operations and program management. We wish him the best in his next opportunity.”

Updated Financial Guidance

AVEO ended the first quarter of 2013 with $192 million in cash, cash equivalents and marketable securities and estimates year-end cash of approximately $115 million. Based on its revised operating plans, AVEO expects to realize cost reductions of approximately $190 million over the next two years compared with prior projections, inclusive of personnel-related restructuring charges of approximately $7.5 to $8.5 million. With this restructuring, AVEO expects that its current cash and marketable securities are sufficient to fund operations for at least two years.

Conference Call Wednesday, June 5 at 8:30 a.m. ET

The AVEO management team will host a conference call June 5, 2013 at 8:30 a.m. (ET) to discuss the strategic restructuring of the company. The call can be accessed by dialing 1-866-953-6856 (domestic) or 1-617-399-3480 (international) five minutes prior to the start of the call and providing the passcode 40336058. A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), providing the passcode 29735452. The replay will be available for two weeks from the date of the call.

A webcast of the conference call can also be accessed by visiting the investors section of the AVEO website at investor.aveooncology.com. A replay of the webcast will be archived on the company’s website for two weeks following the call.

About Tivozanib

Tivozanib is an oral, once-daily, investigational vascular endothelial growth factor (VEGF) tyrosine kinase inhibitor for which results from a Phase 3 clinical study in advanced RCC have been reported, and is being evaluated in other tumors.

About AV-203

AV-203 is an ERBB3 inhibitory antibody developed through AVEO’s Human Response Platform™. AV-203 is currently being investigated in a Phase 1 clinical trial to evaluate safety and preliminary efficacy, as well as exploratory biomarkers, in patients with advanced solid tumors.

AV-203 selectively targets the receptor ERBB3, a new and promising strategy for treating cancer, both for direct anti-tumor activity and for prevention of treatment resistance. ERBB3 belongs to a family of four proteins that also includes the EGFR (HER1) and HER2 receptors, and is a potent stimulator of cancer growth and survival.

In March 2009, AVEO entered into an exclusive option and license agreement with Biogen Idec International GmbH, a subsidiary of Biogen Idec, regarding the development and commercialization outside of North America of AVEO’s discovery-stage ERBB3-targeted antibodies for the potential treatment and diagnosis of cancer and other diseases.

About Ficlatuzumab

Ficlatuzumab (formerly known as AV-299) is a potent hepatocyte growth factor (HGF) inhibitory antibody that binds to the HGF ligand with high affinity and specificity to inhibit HGF/c-Met biological activities.

In October 2012, AVEO announced detailed results from an exploratory, randomized Phase 2 study evaluating the combination of ficlatuzumab and gefitinib compared to gefitinib monotherapy in previously untreated Asian subjects with non-small cell lung cancer (NSCLC). The company plans to explore further development of ficlatuzumab and certain discovery assets through external collaborations, including with academic partnerships and cooperative groups.

About AVEO

AVEO Oncology (NASDAQ: AVEO) is a cancer therapeutics company committed to discovering, developing and commercializing targeted therapies to impact patients’ lives. AVEO’s proprietary Human Response PlatformTM provides the company unique insights into cancer biology and is being leveraged in the discovery and clinical development of its cancer therapeutics. For more information, please visit the company’s website at www.aveooncology.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of AVEO within the meaning of The Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-

looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “target,” “potential,” “could,” “should,” “seek,” or the negative of these terms or other similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about the design and implementation of the company’s planned restructuring and the anticipated benefits of such restructuring, including with respect to the expected extension of the company’s cash runway; AVEO’s estimates with respect to its year-end cash position, the period in which such cash will be available to fund its operations, realized cost reductions over the next two years, and estimated restructuring charges; AVEO’s plans to further the development of tivozanib in colorectal and breast cancer, advance the development of AV-203 and continue to pursue partners for ficlatuzumab; the potential to provide clinical benefit for biomarker-defined patient populations and enable a clear regulatory pathway to approval; AVEO’s expectations regarding the timing of ongoing and future trials and the availability of data from such trials; and AVEO’s plans to leverage its Human Response Platform. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to: AVEO’s ability to successfully implement and manage its restructuring and obtain the benefits it expects to derive from the reduction in its programs and workforce; AVEO’s ability to demonstrate in subsequent trials any safety and efficacy it demonstrated in earlier trials of tivozanib; ongoing regulatory requirements with respect to the approval of tivozanib, including the risk that FDA or any comparable foreign regulatory agency could require additional positive clinical trials as the basis for product approval; AVEO’s ability to obtain and maintain adequate protection for intellectual property rights relating to its product candidates and technologies; unplanned operating expenses; AVEO’s ability to raise the substantial additional funds required to achieve its goals; adverse general economic and industry conditions; competitive factors; AVEO’s ability to maintain its collaboration with Astellas; AVEO’s and Astellas’ ability to successfully launch and commercialize tivozanib if and when it may be approved for commercialization by the FDA and/or foreign regulatory authorities; and those risks discussed in the section titled “Risk Factors” included in AVEO’s most recent Annual Report on Form 10-K and in its other filings with the SEC. The forward-looking statements in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments will cause its views to change. However, while AVEO may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing AVEO’s views as of any date subsequent to the date of this press release.

Investor Contact:	Media Contact:
Investor Relations, AVEO Oncology	Rob Kloppenburg, AVEO Oncology
(617) 299-5810	(617) 930-5595
or
Dan Budwick, Pure Communications
(973) 271-6085

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